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                                                                    EXHIBIT 99.1
MARRIOTT HOTEL PROPERTIES II
LIMITED PARTNERSHIP_____________________________________________________________
                           Department 908                         (301) 380-2070
                           10400 Fernwood Road
                           Bethesda, MD  20817-1109



June 15, 1998



Dear Limited Partner:

In our 1998 First Quarter Report, the Partnership reported that, on April 17, 1998, Host Marriott Corporation ("Host Marriott"), parent company of the General Partner, announced that its Board of Directors authorized the company to reorganize its business operations to qualify as a real estate investment trust ("REIT"). The REIT conversion currently is expected to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott expects to form a new operating partnership (the "Operating Partnership") that will own substantially all of its full-service lodging business.

The Operating Partnership expects to propose a merger with certain Host Marriott full-service hotel partnerships and joint ventures, including this Partnership, in which limited partners would be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the Operating Partnership in exchange for their current limited partnership units. The Operating Partnership units would be redeemable by the limited partner for freely traded Host Marriott shares (or the cash equivalent thereof) at any time after one year from the closing of the merger. Limited partners will be able to vote on this Partnership's participation in the merger later this year through a consent solicitation.

On June 2, 1998, Host Marriott filed a preliminary Prospectus/Consent Solicitation Statement (the "Consent Solicitation") relating to the Operating Partnership's proposed acquisition by merger of this Partnership and up to seven other limited partnerships owning full-service hotels in which Host Marriott or its subsidiary acts as general partner. In order to assist you with your financial planning, we are providing you with the preliminary valuation information on your Partnership units as disclosed in the preliminary Consent Solicitation. The estimated exchange value is $237,334 per Partnership unit (the estimated "Exchange Value"). The preliminary Exchange Value is subject to adjustment to reflect various closing and
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other adjustments and the final Exchange Value information will be set forth in the final Consent Solicitation you will receive later this year.

The estimated Exchange Value is being provided to you at this time for information purposes only. In this letter, we have not attempted to provide you with all of the detail relating to the methodologies, variables, assumptions and estimates used in determining the estimated Exchange Value. The final Exchange Value likely will differ from the estimated Exchange Value set forth above and such difference may be material. The Consent Solicitation that will be mailed to you to solicit your approval of a merger of the Partnership will contain the final Exchange Value for a Partnership unit as well as a discussion of the methodologies, variables, assumptions and estimates used to determine such final Exchange Value.

The solicitation period is expected to commence on or about September 15 and the merger, if approved, would close by the end of the year (although there is no assurance that this will be the case). Please keep the General Partner apprised of your current mailing address in order to facilitate the prompt delivery of the Consent Solicitation to you.

If you have any further questions regarding the Partnership or any aspect of your investment, please contact Host Marriott Partnership Investor Relations at 301/380-2070 or the address above. We look forward to the opportunity to be of assistance to you.

Sincerely yours,

MARRIOTT MHP TWO CORPORATION
General Partner

/s/  Bruce F. Stemerman

Bruce F. Stemerman
President